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                                   FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549



               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                           GOTHIC ENERGY CORPORATION
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            (Exact name of Registrant as specified in its Charter)



              OKLAHOMA                                          22-2663839
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(State of incorporation or organization)                   (IRS Employer ID No.)



         5727 SOUTH LEWIS AVENUE - SUITE 700 - TULSA, OKLAHOMA  74105
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                   (Address of principal executive offices)



       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                     None



       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
   7 1/2% Cumulative Convertible Preferred Stock, par value $0.05 per share
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


     The Company has outstanding 4,590 shares of 7 1/2% Cumulative Convertible Preferred Stock. The shares of 7 1/2% Cumulative Convertible Preferred Stock are convertible, commencing December 31, 1996, into shares of the Company's common stock at a conversion price per share of common stock equal to the lesser of (i) $2.00 or (ii) a price equal to the average of the closing prices of the Company's common stock during the 30 business days prior to the day the shares are converted less a discount of 12 1/2%. The number of shares of common stock to be issued on conversion is determined by multiplying the number of shares of 7 1/2% Cumulative Convertible Preferred Stock to be converted by $1,000 and dividing the result by the conversion price in effect. In the event that at any time after January 24, 1998 the market price for the shares of the Company's common stock exceeds $4 per share, provided the shares to be issued on conversion have been registered under the Securities Act of 1933, as amended, the Company has the right to automatically convert all the shares of 7 1/2% Cumulative Convertible Preferred Stock into shares of common stock at a conversion price per share of common stock equal to the lesser of (i) $2.00 or
(ii) a price equal to the average of the closing prices of the Company's common stock during the 30 business days prior the day the shares are converted less a discount of 12 1/2%. In the event of such an automatic conversion, all the shares outstanding would be converted and the conversion price per share of common stock would not exceed $2.00. The shares of 7 1/2% Cumulative Convertible Preferred Stock pay a cumulative dividend, payable semi-annually on June 30 and December 31, commencing June 30, 1996, of 7 1/2% based on the liquidation value (the "Liquidation Value") of $1,000 per share. The Company has the right to redeem the shares of 7 1/2% Cumulative Convertible Preferred Stock at their Liquidation Value plus accrued and unpaid dividends at any time commencing January 24, 1998 upon giving 30 days prior written notice and, in the event of the sale of all or substantially all the assets of the Company or a merger or consolidation of the Company, other than with a subsidiary, the shares of 7 1/2% Cumulative Convertible Preferred Stock must be redeemed. The shares of 7 1/2% Cumulative Convertible Preferred Stock do not have any voting rights except as required by law. The shares of 7 1/2% Cumulative Convertible Preferred Stock have a preferential right in the event of the liquidation or dissolution of the Company to receive their Liquidation Value and after payment of such sum are not entitled to receive any other sums.

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ITEM 2.   EXHIBITS

     1    Form of Certificate of Designation, Preferences, Rights and Liitations
of Preferred Stock as filed with the State of Oklahoma on October 17, 1996 (filed herewith).

     2    Specimen Preferred Stock Cerficiate (filed herewith)

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GOTHIC ENERGY CORPORATION



Dated:    June 23, 1997            By:  /s/  Michael K. Paulk
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                                        Michael K. Paulk, President

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